UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 15, 2008
(Date of earliest event reported)
CONSOLIDATED WATER CO. LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	Not Applicable
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)
The Regatta Office Park
Windward Three, 4th Floor
West Bay Road, P.O Box 1114 GT
Grand Cayman, Cayman Islands
(Address of Principal Executive Offices)
(345) 945-4277
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On January 15, 2008, Consolidated Water Co. Ltd. (the “Company”) entered into a new two-year employment agreement (“Employment Agreement”) with David W. Sasnett, the current Executive Vice President and Chief Financial Officer of the Company. Under the terms the Employment Agreement, Mr. Sasnett is entitled to an annual base salary of $221,000 and a performance bonus equal to 25% of Mr. Sasnett’s then current base salary if performance goals to be agreed upon by the Company’s Chief Executive Officer and Mr. Sasnett are met. The board of directors of the Company, may in its sole discretion, after taking into consideration the recommendations of the Company’s Chief Executive Officer, pay Mr. Sasnett a bonus in excess of 25% of Mr. Sasnett’s base salary. Mr. Sasnett is also entitled to a monthly automobile expense allowance of $850. If the Chief Executive Officer of the Company or the Company decide not to extend the term of the Employment Agreement, the term of the Employment Agreement will expire on December 31 of the year in which such decision is made and the Company will be obligated to pay Mr. Sasnett, in cash, a severance payment equal to his base salary on the expiration date.
Subject to the Company’s shareholders approval of a new Equity Incentive Plan (the “Plan”) for all of the Company’s officers, directors and key employees at the next annual meeting of shareholders, the Company granted Mr. Sasnett a stock option to purchase 22,200 ordinary shares at an exercise price of $30.40 per share. The options will vest in tranches of 7,400 shares each on January 1, 2009, 2010 and 2011. The options expire three years from the applicable vesting date. If the shareholders do not approve the Plan, the Company must, within 30 days of the annual meeting of shareholders in 2008, pay Mr. Sasnett a lump sum equal to 25% of his base salary.
The Company may terminate the Employment Agreement if Mr. Sasnett (i) dies; (ii) is convicted of any felony; (iii) knowingly commits any act or omission that could reasonably be expected to result in material harm to the Company, or (iv) otherwise conducts himself in a manner that would justify immediate dismissal under the Cayman Islands Labour Law (the “Labour Law”). Under the Labour Law, an employee may be dismissed immediately if the employee: (i) commits a criminal offense in the course of his employment without the consent of the employer, (ii) behaves immorally in the course of his duties, (iii) is under the influence of a controlled drug or alcohol during the hours of his employment, or (iv) otherwise conducts himself in a manner as clearly to demonstrate that the employment relationship cannot reasonably be expected to continue.
If Mr. Sasnett is unable to perform his duties due to physical or serious illness for 60 consecutive days, then Mr. Sasnett’s salary will be reduced to $1,000 per year and his bonus entitlements will be suspended, but the Company will continue providing medical insurance for Mr. Sasnett. If such illness continues for a period of one year, the Employment Agreement will terminate. Mr. Sasnett may terminate the Employment Agreement upon giving six month’s notice or, in the event of a “Change of Control,” as defined in the Employment Agreement, upon giving 90 day’s notice.
If the Company terminates the Employment Agreement because Mr. Sasnett knowingly commits any act or omission that could be expected to result in material harm to the Company or Mr. Sasnett terminates the Employment Agreement, all unvested ordinary shares will be forfeited. If the Employment Agreement is otherwise terminated or upon a “Change of Control,” all unvested shares will vest immediately. If Mr. Sasnett terminates the Employment Agreement upon giving 90 day’s notice after a “Change of Control,” the Company will pay Mr. Sasnett an amount equal to three times his then current salary.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.1	Engagement Agreement dated January 15, 2008 between the Company and David W. Sasnett.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart

Name: Frederick W. McTaggart
Title: President and Chief Executive Officer
Date: January 22, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Engagement Agreement dated January 15, 2008 between the Company and David W. Sasnett.